Exhibit 99.1

For Immediate Release	Contact:	David F. Kirby
Hudson
212-351-7216
david.kirby@hudson.com

Hudson Global Reports 2014 Fourth Quarter and Full-Year Results

NEW YORK, NY - February 26, 2015 - Hudson Global, Inc. (Nasdaq: HSON), a leading global talent solutions company, today announced financial results for the fourth quarter and full-year ended December 31, 2014.

2014 Fourth Quarter Summary

•	Revenue of $136.7 million, a decrease of 2.4 percent from the fourth quarter of 2013, and an increase of 2.8 percent in constant currency.

•	Gross margin of $53.3 million or 39.0 percent of revenue, an increase of 0.8 percent from the same period in 2013, or 6.4 percent in constant currency.

•	Adjusted EBITDA* loss of $2.4 million, compared with adjusted EBITDA loss of $2.0 million in the fourth quarter of 2013.

•	Restructuring charges of $1.8 million, asset impairments of $0.7 million and other income of $0.5 million in the fourth quarter of 2014.

•
Net loss from continuing operations of $3.5 million, or $0.11 per basic and diluted share, compared with net loss of $10.3 million, or $0.32 per basic and diluted share, for the fourth quarter of 2013.

•	Net income** of $2.7 million, or $0.08 per basic and diluted share, compared with net loss of $11.3 million, or $0.35 per basic and diluted share, for the fourth quarter of 2013.

2014 Full-Year Summary

•	Revenue of $581.2 million, an increase of 3.3 percent from 2013, or 3.5 percent in constant currency.

•	Gross margin of $222.8 million, or 38.3 percent of revenue, an increase of 6.4 percent from 2013, or 7.1 percent in constant currency.

•	Adjusted EBITDA* loss of $7.5 million, compared with adjusted EBITDA loss of $14.4 million in 2013.

•	Restructuring charges of $3.8 million, asset impairments of $0.7 million and other income of $0.2 million in 2014.

•	Net loss from continuing operations of $15.8 million, or $0.48 per basic and diluted share, compared with net loss of $30.2 million, or $0.93 per basic and diluted share, in 2013.

•	Net loss** of $13.2 million, or $0.40 per basic and diluted share, compared with net loss of $30.4 million, or $0.94 per basic and diluted share, in 2013.

* Adjusted EBITDA are defined in the segment tables at the end of this release.
** Includes continuing and discontinued operations.

"We delivered our fourth consecutive quarter of constant currency revenue and gross margin growth," said Manolo Marquez, chairman and chief executive officer at Hudson. "In 2014, we realized double-digit constant currency growth in Recruitment Process Outsourcing (RPO), talent management and permanent recruitment. We have made meaningful progress in the company’s transformation, narrowed our focus on our core business lines with the sale of Legal eDiscovery and further strengthened our path to profitability."

Stephen Nolan, chief financial officer at Hudson said, “We are encouraged by the growth we are experiencing in most of our key markets and the benefits of our cost reduction actions. With strong liquidity and a focus on core markets, we are committed to delivering positive adjusted EBITDA in 2015."

Strategic Actions

The company's strategic actions are focused on driving consistent, sustainable growth and profitability. To accelerate the implementation of the company's strategy, we have engaged in the following initiatives:

•	Investing in the core businesses and practices that present the greatest potential for profitable growth.

•	Further improving the company’s cost structure and efficiency of its support functions and infrastructure.

•	Building and differentiating the company's brand through its unique talent solutions offerings.

During the fourth quarter, the company continued to implement its strategy narrowing its focus on core businesses by divesting its Legal eDiscovery business. To better align the organization model and support profitable growth in core areas, the company continued driving cost reductions in the expense base, particularly in support and real estate, based on the recommendations of AlixPartners, LLP. The Hudson Board of Directors has approved restructuring charges of up to $11.1 million to be taken by the third quarter of 2015. This includes $4.1 million approved in December 2014 for real estate optimization costs, including real estate related to the company's former Legal eDiscovery business. During the fourth quarter the company incurred restructuring charges in continuing operations totaling $1.8 million for headcount reductions primarily in Europe and Corporate, and $2.3 million in discontinued operations primarily related to real estate exit costs. The company expects an ongoing annualized return of 1.5 to 2x on continuing operations charges.

The company also made investments in core markets to drive profitable growth, expanding consultant headcount by 14 percent during 2014. The productivity of new hires gradually increased during 2014 and is expected to continue improving in 2015.

Regional Highlights

Americas

In the fourth quarter, Hudson Americas' gross margin increased 8 percent as compared with the fourth quarter in 2013. This was driven by growth in RPO, up 46 percent in the fourth quarter against prior year, partially offset by 19 percent decline in IT. The company continues to support some stranded costs remaining in the Americas following the November 2014 sale of its eDiscovery business, which totaled approximately $0.5 million in the fourth quarter. Adjusted EBITDA declined to $0.1 million or 1.2 percent of revenue for the fourth quarter, compared with $1.2 million or 10.0 percent of revenue for the same period a year ago.

Hudson Americas' gross margin in 2014 increased 11 percent from 2013. RPO gross margin increased by 47 percent in 2014 and is now the largest gross margin practice in the Americas. In November 2014, the company sold its Legal eDiscovery business for $23 million. Adjusted EBITDA was $1.4 million, or 2.9 percent of revenue, compared with $2.3 million, or 4.5 percent of revenue, in 2013.

Asia Pacific

Hudson Asia Pacific's gross margin increased 21 percent in constant currency in the fourth quarter of 2014 from the same period in 2013. This was the fourth consecutive quarter of year-over-year gross margin growth. Results were fueled by permanent recruitment, up 40 percent, and RPO, up 17 percent, against the fourth quarter of 2013. This growth was primarily realized in China and Australia with gross margin increasing 52 percent and 16 percent, respectively, against the prior year. Asia Pacific delivered adjusted EBITDA of $0.2 million, or 0.3 percent of revenue, improving from adjusted EBITDA loss of $1.3 million in the fourth quarter of 2013.

In 2014, gross margin increased 11 percent in Hudson Asia Pacific in constant currency compared with 2013. Results were driven by 18 percent growth in permanent recruitment, 19 percent growth in RPO and 20 percent growth in talent management against 2013. Growth by country was led by Australia and China, up 12 percent and 33 percent, respectively, against prior year. During 2014, Hudson invested in additional consultants, up 24 percent from 2013, with their productivity improving throughout the year. Adjusted EBITDA was $1.9 million, or 0.8 percent of revenue, improving from adjusted EBITDA loss of $1.4 million in 2013.

Europe

During the fourth quarter of 2014, Hudson Europe's gross margin decreased 5 percent in constant currency from the fourth quarter of 2013. Continental Europe increased 1 percent in the quarter on strength in permanent recruitment and talent management, particularly in Belgium. This was offset by softer results in the UK, as permanent recruitment was particularly strong a year ago. Adjusted EBITDA of $1.8 million, or 2.8 percent of revenue, improved from $1.0 million, or 1.3 percent of revenue, in the fourth quarter of 2013.

Hudson Europe's gross margin increased 3 percent in 2014 in constant currency compared with 2013. Both Continental Europe and the UK delivered gross margin growth for the year, up 5 percent and 1 percent, respectively. Growth was led by strength in permanent recruitment, up 12 percent from 2013, and talent management, up 8 percent. Those were offset by declines in RPO, down 21 percent as some projects concluded, and temporary contracting, down 4 percent. The region delivered full year adjusted EBITDA of $6.1 million, or 2.2 percent of revenue, improved from $0.6 million, or 0.2 percent of revenue in 2013.

Liquidity and Capital Resources

The company ended the fourth quarter of 2014 with $58.0 million in liquidity, composed of $34.0 million in cash and $24.0 million in availability under its credit facilities. This compares with $37.4 million in cash and $29.8 million in availability under its credit facilities at the end of 2013. The company generated $2.9 million in cash flow from operations during the fourth quarter and used $17.8 million in cash flow from operations for the year of 2014. The company had no outstanding borrowings at the end of the fourth quarter of 2014.

Business Outlook

Given current economic conditions, the company expects first quarter 2015 revenue of between $115 million and $125 million and an adjusted EBITDA loss of between $2.0 million and $4.0 million at prevailing exchange rates. This outlook assumes an average exchange rate of 1.52 US Dollars to the British Pound, 1.13 US Dollars to the Euro and 0.78 US Dollars to the Australian Dollar. In the first quarter of 2014, revenue was $144.2 million and adjusted EBITDA was a loss of $1.9 million.

Conference Call/Webcast

Hudson will conduct a conference call today at 10:00 a.m. ET to discuss this announcement. Individuals wishing to listen can access the webcast on the investor information section of the company's web site at Hudson.com.

The archived call will be available on the investor information section of the company's web site at Hudson.com.

About Hudson

Hudson is a global talent solutions company with expertise in leadership and specialized recruitment, recruitment process outsourcing, talent management and contracting solutions. We help our clients and candidates succeed by leveraging our expertise, deep industry and market knowledge, and proprietary assessment tools and techniques. Operating in nearly 20 countries through relationships with millions of specialized professionals, we bring an unparalleled ability to match talent with opportunities by assessing, recruiting, developing and engaging the best and brightest people for our clients. We combine broad geographic presence, world-class talent solutions and a tailored, consultative approach to help businesses and professionals achieve higher performance and outstanding results. More information is available at Hudson.com.

Forward-Looking Statements

This press release contains statements that the company believes to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements regarding the company's future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “predict,” “believe” and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to important factors, risks, uncertainties and assumptions, including industry and economic conditions' that could cause actual results to differ materially from those described in the forward-looking statements. Such factors, risks, uncertainties and assumptions include, but are not limited to, global economic fluctuations; the company’s ability to successfully achieve its strategic initiatives; risks related to fluctuations in the company's operating results from quarter to quarter; the ability of clients to terminate their relationship with the company at any time; competition in the company's markets; the negative cash flows and operating losses that may recur in the future; restrictions on the company's operating flexibility due to the terms of its credit facilities; risks associated with the company's investment strategy; risks related to international operations, including foreign currency fluctuations; the company's dependence on key management personnel; the company's ability to attract and retain highly skilled professionals; the company's ability to collect accounts receivable; the company’s ability to achieve anticipated cost savings through its cost reduction initiatives; the company's heavy reliance on information systems and the impact of potentially losing or failing to develop technology; risks related to providing uninterrupted service to clients; the company's exposure to employment-related claims from clients, employers and regulatory authorities, current and former employees in connection with the company’s business reorganization initiatives and limits on related insurance coverage; the company’s ability to utilize net operating loss carry-forwards; volatility of the company's stock price; the impact of government regulations; restrictions imposed by blocking arrangements; and risks related to activist stockholders. Additional information concerning these and other factors is contained in the company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this document. The company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

###
Financial Tables Follow

HUDSON GLOBAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenue	$136,677	$139,999	$581,192	$562,572
Direct costs	83,421	87,161	358,347	353,143
Gross margin	53,256	52,838	222,845	209,429
Operating expenses:
Selling, general and administrative expenses	55,649	54,845	230,321	223,877
Depreciation and amortization	1,317	1,461	5,559	5,922
Business reorganization expenses	1,763	1,637	3,789	5,440
Office integration expense and (gains) on disposal of business	—	—	—	6
Impairment of long-lived assets	662	1,336	662	1,336
Total operating expenses	59,391	59,279	240,331	236,581
Operating income (loss)	(6,135)	(6,441)	(17,486)	(27,152)
Non-operating income (expense):
Interest income (expense), net	(128)	(132)	(661)	(554)
Other income (expense), net	528	285	202	759
Income (loss) before provision for income taxes from continuing operations	(5,735)	(6,288)	(17,945)	(26,947)
Provision for (benefit from) income taxes	(2,196)	4,039	(2,159)	3,264
Income (loss) from continuing operations	(3,539)	(10,327)	(15,786)	(30,211)
Income (loss) from discontinued operations, net of income taxes	6,282	(969)	2,592	(184)
Net income (loss)	$2,743	$(11,296)	$(13,194)	$(30,395)
Earnings (loss) per share:
Basic and diluted
Income (loss) from continuing operations	$(0.11)	$(0.32)	$(0.48)	$(0.93)
Income (loss) from discontinued operations	0.19	(0.03)	0.08	(0.01)
Net income (loss)	$0.08	$(0.35)	$(0.40)	$(0.94)
Weighted-average shares outstanding:
Basic and diluted	32,995	32,600	32,843	32,493

Note: Certain prior year amounts have been reclassified to conform to the current period presentation.

HUDSON GLOBAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
(unaudited)

	December 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$33,989	$37,378
Accounts receivable, less allowance for doubtful accounts of $986 and $1,041, respectively	74,079	76,467
Prepaid and other	9,604	7,960
Current assets of discontinued operations	1,249	12,518
Total current assets	118,921	134,323
Property and equipment, net	9,840	11,989
Deferred tax assets, non-current	5,648	7,124
Other assets	5,263	5,393
Total assets	$139,672	$158,829
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,371	$8,899
Accrued expenses and other current liabilities	54,065	51,917
Short-term borrowings	—	476
Accrued business reorganization expenses	3,169	3,275
Current liabilities of discontinued operations	3,512	5,251
Total current liabilities	67,117	69,818
Deferred rent and tenant improvement contributions	5,899	5,333
Income tax payable, non-current	2,397	3,872
Other non-current liabilities	5,002	5,421
Total liabilities	80,415	84,444
Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.001 par value, 100,000 shares authorized; issued 33,671 and 33,543 shares, respectively	34	34
Additional paid-in capital	476,689	475,461
Accumulated deficit	(430,616)	(417,422)
Accumulated other comprehensive income	13,613	17,173
Treasury stock, 129 and 211 shares, respectively, at cost	(463)	(861)
Total stockholders’ equity	59,257	74,385
Total liabilities and stockholders' equity	$139,672	$158,829

HUDSON GLOBAL, INC.
SEGMENT ANALYSIS - QUARTER TO DATE
(in thousands)
(unaudited)

For The Three Months Ended December 31, 2014	Hudson Americas	Hudson Asia Pacific	Hudson Europe	Corporate	Total
Revenue, from external customers	$11,709	$58,351	$66,617	$—	$136,677
Gross margin, from external customers	$5,293	$22,930	$25,033	$—	$53,256
Adjusted EBITDA (loss) (1)	$(138)	$186	$1,840	$(4,280)	$(2,392)
Business reorganization expenses (recovery)	—	67	963	733	1,763
Impairment of long-lived assets	—	314	348	—	662
Non-operating expense (income), including corporate administration charges	(579)	62	1,224	(1,234)	(526)
EBITDA (loss) (1)	$441	$(257)	$(695)	$(3,779)	$(4,290)
Depreciation and amortization expenses					1,317
Interest expense (income), net					128
Provision for (benefit from) income taxes					(2,196)
Income (loss) from continuing operations					(3,539)
Income (loss) from discontinued operations, net of income taxes					6,282
Net income (loss)					$2,743

For The Three Months Ended December 31, 2013	Hudson Americas	Hudson Asia Pacific	Hudson Europe	Corporate	Total
Revenue, from external customers	$12,348	$55,404	$72,247	$—	$139,999
Gross margin, from external customers	$4,894	$20,044	$27,900	$—	$52,838
Adjusted EBITDA (loss) (1)	$1,235	$(1,271)	$953	$(2,924)	$(2,007)
Business reorganization expenses (recovery)	88	887	635	27	1,637
Impairment of long-lived assets	—	257	1,079	—	1,336
Non-operating expense (income), including corporate administration charges	715	43	1,470	(2,514)	(286)
EBITDA (loss) (1)	$432	$(2,458)	$(2,231)	$(437)	$(4,694)
Depreciation and amortization expenses					1,461
Interest expense (income), net					132
Provision for (benefit from) income taxes					4,039
Income (loss) from continuing operations					(10,327)
Income (loss) from discontinued operations, net of income taxes					(969)
Net income (loss)					$(11,296)

1.
Non-GAAP earnings before interest, income taxes, and depreciation and amortization (“EBITDA”) and non-GAAP earnings before interest, income taxes, depreciation and amortization, non-operating income, goodwill and other impairment charges, business reorganization expenses and other expenses (“Adjusted EBITDA”) are presented to provide additional information about the company's operations on a basis consistent with the measures which the company uses to manage its operations and evaluate its performance. Management also uses these measurements to evaluate capital needs and working capital requirements. EBITDA and adjusted EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the company's profitability or liquidity. Furthermore, EBITDA and adjusted EBITDA as presented above may not be comparable with similarly titled measures reported by other companies.

HUDSON GLOBAL, INC.
SEGMENT ANALYSIS - QUARTER TO DATE (continued)
(in thousands)
(unaudited)

For The Three Months Ended September 30, 2014	Hudson Americas	Hudson Asia Pacific	Hudson Europe	Corporate	Total
Revenue, from external customers	$13,036	$66,990	$69,252	$—	$149,278
Gross margin, from external customers	$5,570	$24,654	$25,463	$—	$55,687
Adjusted EBITDA (loss) (1)	$738	$616	$(288)	$(3,917)	$(2,851)
Business reorganization expenses (recovery)	—	140	421	234	795
Non-operating expense (income), including corporate administration charges	705	227	1,583	(2,692)	(177)
EBITDA (loss) (1)	$33	$249	$(2,292)	$(1,459)	$(3,469)
Depreciation and amortization expenses					1,467
Interest expense (income), net					192
Provision for (benefit from) income taxes					(558)
Income (loss) from continuing operations					(4,570)
Income (loss) from discontinued operations, net of income taxes					(2,452)
Net income (loss)					$(7,022)

For The Three Months Ended March 31, 2014	Hudson Americas	Hudson Asia Pacific	Hudson Europe	Corporate	Total
Revenue, from external customers	$12,244	$56,430	$75,493	$—	$144,167
Gross margin, from external customers	$4,502	$20,911	$28,616	$—	$54,029
Adjusted EBITDA (loss) (1)	$4	$110	$1,884	$(3,888)	$(1,890)
Business reorganization expenses (recovery)	91	—	23	—	114
Non-operating expense (income), including corporate administration charges	370	414	1,173	(1,761)	196
EBITDA (loss) (1)	$(457)	$(304)	$688	$(2,127)	$(2,200)
Depreciation and amortization expenses					1,371
Interest expense (income), net					139
Provision for (benefit from) income taxes					402
Income (loss) from continuing operations					(4,112)
Income (loss) from discontinued operations, net of income taxes					(432)
Net income (loss)					$(4,544)

1.
Non-GAAP earnings before interest, income taxes, and depreciation and amortization (“EBITDA”) and non-GAAP earnings before interest, income taxes, depreciation and amortization, non-operating income, goodwill and other impairment charges, business reorganization expenses and other expenses (“Adjusted EBITDA”) are presented to provide additional information about the company's operations on a basis consistent with the measures which the company uses to manage its operations and evaluate its performance. Management also uses these measurements to evaluate capital needs and working capital requirements. EBITDA and adjusted EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the company's profitability or liquidity. Furthermore, EBITDA and adjusted EBITDA as presented above may not be comparable with similarly titled measures reported by other companies.

HUDSON GLOBAL, INC.
SEGMENT ANALYSIS - YEAR TO DATE
(in thousands)
(unaudited)

For The Year Ended December 31, 2014	Hudson Americas	Hudson Asia Pacific	Hudson Europe	Corporate	Total
Revenue, from external customers	$50,146	$246,873	$284,173	$—	$581,192
Gross margin, from external customers	$20,757	$93,014	$109,074	$—	$222,845
Adjusted EBITDA (loss) (1)	$1,446	$1,908	$6,114	$(16,946)	$(7,478)
Business reorganization expenses (recovery)	94	1,322	1,407	966	3,789
Impairment of long-lived assets	—	314	348	—	662
Non-operating expense (income), including corporate administration charges	1,235	1,162	5,546	(8,147)	(204)
EBITDA (loss) (1)	$117	$(890)	$(1,187)	$(9,765)	$(11,725)
Depreciation and amortization expenses					5,559
Interest expense (income), net					661
Provision for (benefit from) income taxes					(2,159)
Income (loss) from continuing operations					(15,786)
Income (loss) from discontinued operations, net of income taxes					2,592
Net income (loss)					$(13,194)

For The Year Ended December 31, 2013	Hudson Americas	Hudson Asia Pacific	Hudson Europe	Corporate	Total
Revenue, from external customers	$51,857	$232,748	$277,967	$—	$562,572
Gross margin, from external customers	$18,692	$87,162	$103,575	$—	$209,429
Adjusted EBITDA (loss) (1)	$2,315	$(1,446)	$634	$(15,952)	$(14,449)
Business reorganization expenses (recovery)	448	989	3,214	789	5,440
Impairment of long-lived assets	—	257	1,079	—	1,336
Office integration expense and (gains) on disposal of business	6	—	—	—	6
Non-operating expense (income), including corporate administration charges	2,578	535	5,538	(9,411)	(760)
EBITDA (loss) (1)	$(717)	$(3,227)	$(9,197)	$(7,330)	$(20,471)
Depreciation and amortization expenses					5,922
Interest expense (income), net					554
Provision for (benefit from) income taxes					3,264
Income (loss) from continuing operations					(30,211)
Income (loss) from discontinued operations, net of income taxes					(184)
Net income (loss)					$(30,395)

1.
Non-GAAP earnings before interest, income taxes, and depreciation and amortization (“EBITDA”) and non-GAAP earnings before interest, income taxes, depreciation and amortization, non-operating income, goodwill and other impairment charges, business reorganization expenses and other expenses (“Adjusted EBITDA”) are presented to provide additional information about the company's operations on a basis consistent with the measures which the company uses to manage its operations and evaluate its performance. Management also uses these measurements to evaluate capital needs and working capital requirements. EBITDA and adjusted EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the company's profitability or liquidity. Furthermore, EBITDA and adjusted EBITDA as presented above may not be comparable with similarly titled measures reported by other companies.

HUDSON GLOBAL, INC.
RECONCILIATION FOR CONSTANT CURRENCY
(in thousands)
(unaudited)

The company operates on a global basis, with the majority of its gross margin generated outside of the United States. Accordingly, fluctuations in foreign currency exchange rates can affect its results of operations. Constant currency information compares financial results between periods as if exchange rates had remained constant period-over-period. The company currently defines the term “constant currency” to mean that financial data for a previously reported period are translated into U.S. dollars using the same foreign currency exchange rates that were used to translate financial data for the current period. Changes in revenue, gross margin, selling, general and administrative expenses ("SG&A"), business reorganization expenses and other non-operating income (expense), operating income (loss) and EBITDA (loss) include the effect of changes in foreign currency exchange rates. Variance analysis usually describes period-to-period variances that are calculated using constant currency as a percentage. The company’s management reviews and analyzes business results in constant currency and believes these results better represent the company’s underlying business trends. The company believes that these calculations are a useful measure, indicating the actual change in operations. There are no significant gains or losses on foreign currency transactions between subsidiaries. Therefore, changes in foreign currency exchange rates generally impact only reported earnings.

	For The Three Months Ended December 31,
	2014	2013
	As	As	Currency	Constant
	reported	reported	translation	currency
Revenue:
Hudson Americas	$11,709	$12,348	$(17)	$12,331
Hudson Asia Pacific	58,351	55,404	(3,701)	51,703
Hudson Europe	66,617	72,247	(3,276)	68,971
Total	$136,677	$139,999	$(6,994)	$133,005
Gross margin:
Hudson Americas	$5,293	$4,894	$(16)	$4,878
Hudson Asia Pacific	22,930	20,044	(1,131)	18,913
Hudson Europe	25,033	27,900	(1,647)	26,253
Total	$53,256	$52,838	$(2,794)	$50,044
SG&A (1):
Hudson Americas	$5,430	$3,658	$(15)	$3,643
Hudson Asia Pacific	22,728	21,318	(1,144)	20,174
Hudson Europe	23,211	26,947	(1,551)	25,396
Corporate	4,280	2,922	1	2,923
Total	$55,649	$54,845	$(2,709)	$52,136
Business reorganization expenses:
Hudson Americas	$—	$88	$—	$88
Hudson Asia Pacific	67	887	(63)	824
Hudson Europe	963	635	(53)	582
Corporate	733	27	1	28
Total	$1,763	$1,637	$(115)	$1,522
Operating income (loss):
Hudson Americas	$(261)	$1,027	$—	$1,027
Hudson Asia Pacific	(1,017)	(3,192)	136	(3,056)
Hudson Europe	288	(1,164)	37	(1,127)
Corporate	(5,144)	(3,112)	—	(3,112)
Total	$(6,134)	$(6,441)	$173	$(6,268)
EBITDA (loss):
Hudson Americas	$441	$432	$9	$441
Hudson Asia Pacific	(257)	(2,458)	69	(2,389)
Hudson Europe	(695)	(2,231)	155	(2,076)
Corporate	(3,779)	(437)	(4)	(441)
Total	$(4,290)	$(4,694)	$229	$(4,465)

Note: Certain prior year amounts have been reclassified to conform to the current period presentation.

1.	SG&A is a measure that management uses to evaluate the segments’ expenses.

HUDSON GLOBAL, INC.
RECONCILIATION FOR CONSTANT CURRENCY (continued)
(in thousands)
(unaudited)

	For The Year Ended December 31,
	2014	2013
	As	As	Currency	Constant
	reported	reported	translation	currency
Revenue:
Hudson Americas	$50,146	$51,857	$(67)	$51,790
Hudson Asia Pacific	246,873	232,748	(10,321)	222,427
Hudson Europe	284,173	277,967	9,109	287,076
Total	$581,192	$562,572	$(1,279)	$561,293
Gross margin:
Hudson Americas	$20,757	$18,692	$(63)	$18,629
Hudson Asia Pacific	93,014	87,162	(3,352)	83,810
Hudson Europe	109,074	103,575	2,144	105,719
Total	$222,845	$209,429	$(1,271)	$208,158
SG&A (1):
Hudson Americas	$19,343	$16,374	$(58)	$16,316
Hudson Asia Pacific	90,962	88,537	(3,462)	85,075
Hudson Europe	103,068	103,027	2,045	105,072
Corporate	16,948	15,939	2	15,941
Total	$230,321	$223,877	$(1,473)	$222,404
Business reorganization expenses:
Hudson Americas	$94	$448	$—	$448
Hudson Asia Pacific	1,322	989	(72)	917
Hudson Europe	1,407	3,214	92	3,306
Corporate	966	789	(1)	788
Total	$3,789	$5,440	$19	$5,459
Operating income (loss):
Hudson Americas	$870	$1,367	$(5)	$1,362
Hudson Asia Pacific	(3,013)	(5,883)	353	(5,530)
Hudson Europe	3,112	(5,251)	18	(5,233)
Corporate	(18,455)	(17,385)	(2)	(17,387)
Total	$(17,486)	$(27,152)	$364	$(26,788)
EBITDA (loss):
Hudson Americas	$117	$(717)	$15	$(702)
Hudson Asia Pacific	(890)	(3,227)	171	(3,056)
Hudson Europe	(1,187)	(9,197)	(55)	(9,252)
Corporate	(9,765)	(7,330)	(5)	(7,335)
Total	$(11,725)	$(20,471)	$126	$(20,345)

Note: Certain prior year amounts have been reclassified to conform to the current period presentation.

1.	SG&A is a measure that management uses to evaluate the segments’ expenses.